Exhibit 21.1

Subsidiaries of Lehigh Gas Partners LP

Name	Jurisdiction

Lehigh Gas Wholesale Services, Inc.	Delaware
Lehigh Gas Wholesale LLC	Delaware
LGP Realty Holdings LP	Delaware
LGP Realty Holdings GP LLC	Delaware